U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING
                                                                 SEC FILE NUMBER
                                                                       000-26889
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                                                                    CUSIP NUMBER
                                                                      48081510-9
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[   ]  Form 10-K                        [  X ]  Form 10-Q
       For Period Ended:                        For Period Ended: March 31, 2001
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Nothing  in this  form  shall be  construed  to imply  that the  Commission  has verified any information  contained  herein.
________________________________________________________________________________
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:__________________________________
________________________________________________________________________________

Part 1 - Registrant Information
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        Address of Principal Executive Office:
                Jore Corporation
                45000 Highway 93 South
                Ronan, Montana 59864
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Part 2 - Rules 12b-25 (b) and (c)
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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b) [ X ], the following should be completed.

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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Part 3 - Narrative
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As discussed in the Form 10-K recently filed by the Company,  it is in violation of several covenants under various of its lending facilities, and, accordingly, faces severe liquidity problems. The Company is continuing negotiations with its lenders regarding additional funding to continue its operations, and forbearance under its equipment financing facilities, and with third parties for strategic alliances or other transactions, all of which have a significant impact on the Company's financial disclosures. Additional time is needed to obtain more clarity on these impacts and to properly disclose them.
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Part 4 - Other Information
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     (1)  Name and  telephone  number  of person  to  contact  in regard to this notification:
                Monte W. Giese          (406) 676-4900

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                          [ X ] Yes     [   ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                          [   ] Yes     [ X ] No

If so, attach an explanation of the anticipated change, both narratively and quantitively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

         ...............................................................
                                Jore Corporation
has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   May 15, 2001                            By:   /s/  Monte W. Giese
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                                                     Chief Financial Officer